SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   SeaMED Corp
                                  ------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    81218Q100
                                    ---------
                                 (CUSIP Number)


             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check   the  appropriate  box to  designate  the rule  pursuant  to  which  this
Schedule is filed:
     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)


                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 2 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Neil Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      111,543
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       130,025
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         111,543
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      130,025
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         241,568
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.3% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 3 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lois Gagnon

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      80,350
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       130,025
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         80,350
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      130,025
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         210,375
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         3.7% (see item 4)

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 4 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Foundation

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      26,025
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         26,025
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         26,025
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.5%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.81218Q100                                          Page 5 of  10 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Gagnon Family Partnership

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [X]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      104,000
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       None
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         104,000
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH
                                      None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON

         104,000
--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.8%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                                         Schedule 13G

ITEM 1(A). NAME OF ISSUER:

SeaMED Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

14500 Northeast 87th Street
Redmond, WA  98052

ITEM 2(A). NAME OF PERSON FILING:

Neil Gagnon
Lois Gagnon
Gagnon Foundation
Gagnon Family Partnership

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

1775 Broadway, 26th Floor
New York, NY  10019

ITEM 2(C). CITIZENSHIP:

Neil Gagnon: United States
Lois Gagnon: United States
Gagnon Foundation: New Jersey
Gagnon Family Partnership: New Jersey

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

Common Stock

ITEM 2(E). CUSIP NUMBER:

81218Q100


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B), OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [_] Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

           (b) [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

           (c) [_] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)


                                Page 6 of 10 Pages

           (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

           (e) [_] Investment     Adviser     in     accordance     with
                   ss.240.13d-1(b)(1)(ii)(E)

           (f) [_] Employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

           (g) [_] Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

           (h) [_] Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

           (i) [_] Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

           (j) |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

ITEM 4.    OWNERSHIP.

           Neil Gagnon
           -----------

          (a)       Amount beneficially owned: 241,568

          (b)       Percent of class: 4.3%

          (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote: 111,543

                    (ii)      Shared  power  to  vote  or to  direct  the  vote:
                              130,025/1/

                    (iii) Sole power to dispose or to direct the disposition of: 111,543

                    (iv)      Shared   power  to   dispose   or  to  direct  the
                              disposition of: 130,025/1/

           Lois Gagnon
           -----------

          (a)       Amount beneficially owned: 210,375

          (b)       Percent of class: 3.7%

          (c)       Number of shares as to which such person has:

/1/ Includes 26,025 shares held by the Gagnon Foundation, of which Mr. Gagnon is a trustee, and 104,000 shares held by the Gagnon Family Partnership, of which Mr. Gagnon is a partner, as to which shares Mr. Gagnon shares voting and investment authority.

                               Page 7 of 10 Pages

                    (i)       Sole power to vote or to direct the vote: 80,350

                    (ii)      Shared  power  to  vote  or to  direct  the  vote:
                              130,025/2/

                    (iii) Sole power to dispose or to direct the disposition of: 80,350

                    (iv)      Shared   power  to   dispose   or  to  direct  the
                              disposition of: 130,025/2/


           Gagnon Foundation
           -----------------

          (a)       Amount beneficially owned: 26,025

          (b)       Percent of class: 0.5%

          (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote: 26,025

                    (ii)      Shared power to vote or to direct the vote: None

                    (iii) Sole power to dispose or to direct the disposition of: 26,025

                    (iv)      Shared   power  to   dispose   or  to  direct  the
                              disposition of: None


           Gagnon Family Partnership
           -------------------------

          (a)       Amount beneficially owned: 104,000

          (b)       Percent of class: 1.8%

          (c)       Number of shares as to which such person has:

                    (i)       Sole power to vote or to direct the vote: 104,000

                    (ii)      Shared power to vote or to direct the vote: None

                    (iii) Sole power to dispose or to direct the disposition of: 104,000

                    (iv)      Shared   power  to   dispose   or  to  direct  the
                              disposition of: None

/2/ Includes 26,025 shares held by the Gagnon Foundation, of which Ms. Gagnon is a trustee, and 104,000 shares held by the Gagnon Family Partnership, of which Ms. Gagnon is a partner, as to which shares Ms. Gagnon shares voting and investment authority.

                               Page 8 of 10 Pages



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10. CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 9 of 10 Pages

                                    SIGNATURE


           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


  October 9, 1998
  ----------------------
        Date


                                 /s/ Neil Gagnon
                                 ---------------
                                   Neil Gagnon



                                 /s/ Lois Gagnon
                                 ---------------
                                   Lois Gagnon


                                 Gagnon Foundation


                                 By: /s/ Neil Gagnon
                                    ----------------
                                     Neil Gagnon, Trustee


                                 Gagnon Family Partnership


                                 By: /s/ Neil Gagnon
                                    ----------------
                                     Neil Gagnon, Partner


                               Page 10 of 10 Pages